(g)(8)

EXECUTION COPY

SERVICE AGREEMENT

This Service Agreement (“Agreement”) dated and effective as of February 12, 2018, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Service Provider”), and each Voya entity set forth on Schedule A hereto, for itself and on behalf of its underlying series (each individually, a “Fund” and collectively, the “Funds”).

WHEREAS, each of the Funds is either an open- or closed-end management investment company currently comprised of a single series or multiple series and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Funds desire to retain the Service Provider to furnish certain services to the Funds, and the Service Provider is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.                                      APPOINTMENT OF SERVICE PROVIDER

The Funds hereby retain the Service Provider for purposes of providing certain services for the period and on the terms set forth in this Agreement.  The Service Provider accepts such appointment and agrees to render the services stated herein.

In the event that one or more additional funds desire to be added to this Agreement with respect to which Service Provider shall perform the services hereunder, such fund(s) shall notify the Service Provider in writing.  Upon written acceptance by the Service Provider, such additional fund(s) shall become Fund(s) subject to the provisions of this Agreement to the same extent as the existing Funds, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Fund(s) in writing by the Funds and the Service Provider at the time of the addition of such additional Fund(s).

2.                                      DELIVERY OF DOCUMENTS

The Funds will promptly deliver to the Service Provider copies of each of the following documents and all future amendments and supplements, if any:

a.                                      Each Fund’s governing documents (“Governing Documents”);

b.                                      Each Fund’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”)

relating to the Fund(s) and all amendments and supplements thereto as in effect from time to time;

c.                                       Copies of the resolutions of the Board of Trustees of each Fund (the “Board”) certified by each Fund’s Secretary authorizing (1) such Fund to enter into this Agreement and (2) certain individuals on behalf of such Fund to execute and cause to be delivered any and all instructions, orders, and directions required or permitted to be given in the name of each of the Funds and on their behalf pursuant to this Agreement;

d.                                      A copy of the investment advisory agreement between each Fund and its investment adviser; and

e.                                       Such other certificates, documents or opinions which the Service Provider may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.                                      REPRESENTATIONS AND WARRANTIES OF THE SERVICE PROVIDER

The Service Provider represents and warrants to the Funds that:

a.                                      It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.                                      It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.                                       All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.                                      No legal or administrative proceedings have been instituted or threatened which would materially impair the Service Provider’s ability to perform its duties and obligations under this Agreement; and

e.                                       Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Service Provider or any law or regulation applicable to it.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE FUNDS

Each Fund represents and warrants to the Service Provider that:

a.                                      It is either a Massachusetts Business Trust or Delaware Statutory Trust, duly organized, existing and in good standing under the laws of its state of formation;

Information Classification: Limited Access

b.                                      It has the requisite power and authority under applicable laws and by its Governing Documents to enter into and perform this Agreement;

c.                                       All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.                                      It is an investment company properly registered with the SEC under the 1940 Act;

e.                                       The Registration Statement been filed and will be effective and remain effective during the term of this Agreement.  Each Fund also warrants to the Service Provider that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Funds offers or sells its shares have been made;

f.                                        No legal or administrative proceedings have been instituted or threatened which would impair its ability to perform its duties and obligations under this Agreement;

g.                                       Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of it or any law or regulation applicable to it; and

i.                                          Where information provided by it or each its Investors includes information about an identifiable individual (“Personal Information”), it represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Service Provider, and as required for the Service Provider to use and disclose such Personal Information in connection with the performance of the services hereunder. The Funds acknowledge that the Service Provider may, in connection with the performance of its obligations under this Agreement, perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Funds, including the United States and that information relating to the Funds, including Personal Information may be accessed by national security authorities, law enforcement and courts.  The Service Provider shall be kept indemnified by and be without liability to the Funds for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

5.                                      ADMINISTRATION SERVICES

The Service Provider shall provide the services as listed on Schedule B, subject to the authorization and direction of the Funds and, in each case where appropriate, the review and comment by each Fund’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Funds and the Service Provider.

The Service Provider shall perform such other services for the Funds that are mutually agreed to by the parties from time to time, for which the Funds will pay such fees as may be mutually agreed upon, including the Service Provider’s reasonable out-of-pocket expenses.  The provision of such services shall be subject to the terms and conditions of this Agreement.

The Service Provider shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.                                      COMPENSATION OF SERVICE PROVIDER; EXPENSE REIMBURSEMENT; TRUST EXPENSES

The Service Provider shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between the Funds on behalf of each applicable Fund and the Service Provider.

The Funds agree promptly to reimburse the Service Provider for any equipment and supplies specially ordered by or for the Funds through the Service Provider and for any other expenses not contemplated by this Agreement that the Service Provider may incur on the Funds’ behalf at any Fund’s request or with any Fund’s consent.

The Funds will bear all expenses that are incurred in their operation and not specifically assumed by the Service Provider.  For the avoidance of doubt, Fund expenses not assumed by the Service Provider include, but are not limited to:  organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q or Form N-PORT, (as applicable), Form N-PX, Form N-MFP, Form N-SAR or Form N-CEN, (as applicable), proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Service Provider under this Agreement); cost of any services contracted for by the Funds directly from parties other than the Service Provider; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Funds; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Funds; costs of Preparation, printing, distribution and mailing, as applicable, of the Funds’ Registration Statements and any amendments and supplements thereto and shareholder reports; cost of

Preparation and filing of the Funds’ tax returns, Form N-1A, Form N-CSR, Form N-Q or Form N-PORT, (as applicable), Form N-PX, Form N-MFP and Form N-SAR or Form N-CEN, (as applicable), and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund(s)’ net asset value.

7.                                      INSTRUCTIONS AND ADVICE

At any time, the Service Provider may apply to any officer of any of the Funds or his or her designee for instructions or the independent accountants for the Funds, with respect to any matter arising in connection with the services to be performed by the Service Provider under this Agreement.  The Service Provider shall be entitled to rely on and may act upon advice of counsel for the Funds on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

Pursuant to other agreements now or any time in effect between the Funds (or any of their investment managers or investment advisors, on its behalf) and State Street Bank and Trust Company or its affiliates (the “Other State Street Agreements”) in any capacity other than as Service Provider hereunder (in such other capacities, “State Street”), State Street may be in possession of certain information and data relating to the Funds that is necessary to provide the Services, including Form N-PORT and Form N-CEN Support Services.  Each Fund hereby acknowledges and agrees that this Section 7 of the Agreement serves as its consent and instruction, or Proper Instruction, as the case may be, for itself and on behalf of each Fund under and pursuant to such Other State Street Agreements for State Street to provide or otherwise make available (including via platforms such as my.statestreet.com) to the Service Provider, Trust and Funds information such as Net Asset Values and information relating to the Net Assets of the Funds, holdings and liquidity reports, registration titles, market value and other information and data related to the Funds.

The Service Provider shall not be liable, and shall be indemnified by the Funds, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons.  The Service Provider shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund(s).  Nothing in this section shall be construed as imposing upon the Service Provider any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.                                      LIMITATION OF LIABILITY AND INDEMNIFICATION

The Service Provider shall be responsible for the performance only of such duties as are set forth in this Agreement, including such other services for the Funds that are mutually agreed to by the parties from time to time pursuant to Section 5 and, except as otherwise provided under Section 14, shall have no responsibility for the actions or activities of any other party, including other service providers.  The Service Provider shall have no liability in respect of any loss, damage or expense suffered by the Funds insofar as such loss, damage or expense arises from the performance of the Service Provider’s duties hereunder in reliance upon records that were maintained for the Funds by entities other than the Service Provider prior to the Service Provider’s appointment as Service Provider for the Funds.  The Service Provider shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the negligence or willful misconduct of the Service Provider, its officers or employees.  The Service Provider shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages.  In any event, the Service Provider’s cumulative liability for each calendar year (a “Liability Period”) with respect to a Fund under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by such Fund including, but not limited to, any liability relating to qualification of the Fund as a regulated investment company or any liability relating to the Fund’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period.  “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Service Provider’s liability for that period have occurred.  Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Service Provider for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2018 shall be the date of this Agreement through December 31, 2018, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2019 and terminating on December 31, 2019 shall be the date of this Agreement through December 31, 2018, calculated on an annualized basis.

The Service Provider shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Funds shall indemnify and hold the Service Provider and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Service Provider resulting from any claim, demand, action or suit in connection with the Service Provider’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Funds or upon reasonable reliance on information or records given or made by the Funds or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Service Provider, its officers or employees in cases of its or their own negligence or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.                                      CONFIDENTIALITY

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential.  Subject to Section 10 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.  The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Service Provider or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

10.                               USE OF DATA

(a)                                 In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Service Provider (which term for purposes of this Section 10 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Funds and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Funds and the Service Provider or any of its Affiliates and (ii) subject to (b), below, to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b)                                 Subject to paragraph (c) below, the Service Provider and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement, including Data regarding transactions and portfolio holdings relating to the Funds, and publish, sell, distribute or otherwise commercialize the Data; provided that the Service Provider and its Affiliates may not use the Data in a manner harmful to any Fund (e.g., trading against the Fund); and provided further that, unless the Funds otherwise consent, any Data published, sold, distributed or otherwise commercialized is combined or aggregated with information relating to (i) other customers of the Service Provider and/or its Affiliates or (ii)

information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Funds. The Funds agree that Service Provider and/or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of the Service Provider’s compensation for services under this Agreement or such other agreement, and the Service Provider and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to the Funds.

(c)                                  Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of the Service Provider and its Affiliates under this Agreement and applicable law.  The Service Provider shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

11.                               COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

Each Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Service Provider agrees that all records which it maintains for the Funds shall at all times remain the property of the Funds, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request .  The Service Provider further agrees that all records that it maintains for the Funds pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above.  Records may be surrendered in either written or machine-readable form, at the option of the Service Provider.  In the event that the Service Provider is requested or authorized by the Funds, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Funds by state or federal regulatory agencies, to produce the records of the Funds or the Service Provider’s personnel as witnesses or deponents, the Funds agree to pay the Service Provider for the Service Provider’s time and expenses, as well as the reasonable fees and expenses of the Service Provider’s counsel incurred in such production.

12.                               SERVICES NOT EXCLUSIVE

The services of the Service Provider are not to be deemed exclusive, and the Service Provider shall be free to render similar services to others.  The Service Provider shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Funds from time to time, have no authority to act or represent the Funds in any way or otherwise be deemed an agent of the Funds.

13.                               EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending December 31, 2021 (the “Initial Term”).  Notwithstanding such Initial Term, the following provisions of this Agreement shall be or become effective as follows:

(i)                                     The preparation and onboarding activities related to the Services, including those set forth in Section II of Schedule B6, shall be effective as of the date of this Agreement.

(ii)                                  The data aggregation, preparation of data sets and recordkeeping activities of the Services (as defined in Schedule B6) shall become effective as of the first day of the first month in which a Fund is required by applicable law (including any rules and regulations promulgated thereunder and in accordance with any interpretive releases issued by the U.S. Securities and Exchange Commission) to aggregate data and maintain records consistent with Form N-PORT (currently anticipated to be June 2018).

(iii) The filing obligations of the Services shall become effective as of the first day of the first month in which a Fund is required by applicable law (including any rules and regulations promulgated thereunder and in accordance with any interpretive releases issued by the U.S. Securities and Exchange Commission) to file Form N-PORT (currently anticipated to be April 2019).

After the expiration of the Initial Term, this Agreement shall automatically renew for successive 1-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.  During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable to the non-breaching party, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction.  Upon termination of this Agreement pursuant to this paragraph with respect to any Fund, the applicable Fund shall pay Service Provider its compensation due and shall reimburse Service Provider for its costs, expenses and disbursements in respect of such Fund(s).

In the event of: (i) any Fund’s termination of this Agreement with respect to such Fund for any reason other than as set forth in the immediately preceding  paragraph of this Section 13 or (ii) a transaction not in the ordinary course of business pursuant to which the Service Provider is not retained to continue providing services hereunder to the Funds or a Fund (or its respective successor), the Funds or applicable Fund shall pay the Service Provider its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Service Provider with respect to the Funds or such Fund) and shall reimburse the Service Provider for its costs, expenses and disbursements in respect of such Fund(s).  Upon receipt of such payment and reimbursement, the Service Provider will deliver each Fund’s or such Fund’s records as set forth herein.  For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of the Funds or a Fund and distribution of each Fund’s or such

Fund’s assets as a result of the Board’s determination in its reasonable business judgment that the Funds or such Fund is no longer viable, (b) a merger of the Funds or a Fund into, or the consolidation of the Funds or a Fund with, another entity, or (c) the sale by the Funds or a Fund of all, or substantially all, of each Fund’s assets to another entity, in each of (b) and (c) where the Service Provider is retained to continue providing services to the Funds or such Fund (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to the Funds or any other Fund.

14.                               EMPLOYMENT OF OTHERS

The Service Provider shall retain the right to employ agents, subcontractors, consultants and other third parties, including, without limitation, affiliates (each, a “Delegate” and collectively, the “Delegates”) to provide or assist it in the provision of any part of the services stated herein or the discharge of any other obligations or duties under this Agreement without the consent or approval of the Funds. The Service Provider shall be responsible for the acts and omissions of any such Delegate so employed as if the Service Provider had committed such acts and omissions itself.  The Service Provider shall be responsible for the compensation of its Delegates.

15.                               INTERPRETIVE AND ADDITIONAL PROVISIONS

In connection with the operation of this Agreement, the Service Provider and each Fund on its own behalf may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement.  Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of a Fund’s Governing Documents.  No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

16.                               SEPARATE OBLIGATIONS OF THE FUNDS

With respect to any obligations of a Fund, on behalf of itself or any of its series, arising out of this Agreement, including, without limitation, the obligations arising under Sections 6, 7, and 8 hereof, the Service Provider shall look for payment or satisfaction of any obligation solely to the assets and property of the Fund or series to which such obligation relates as though each Fund or series had separately contracted with the Service Provider by separate written instrument.  Consistent with the foregoing, the obligations of each Fund and series under the Agreement are separate and neither joint nor joint and several.

17.                               NOTICES

Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

If to the Funds:

VOYA FUNDS
7337 E. Doubletree Ranch Road, Suite 100
Scottsdale, AZ 85258
Attn: Todd Modic
Telephone: 1 480 477 2190
Facsimile: 1 480 477 2730

If to the Service Provider:

STATE STREET BANK AND TRUST COMPANY
State Street Global Services
US Investment Services
801 Pennsylvania, Kansas City, MO 64105
Attention: Paul Troilo, Vice President Client Ops
Telephone: 1 816 871 7693
Facsimile: 1 816 871 9242

with a copy to:

STATE STREET BANK AND TRUST COMPANY
Legal Division — Global Services Americas
One Lincoln Street
Boston, MA 02110
Attention: Senior Vice President and Senior Managing Counsel

18.                               AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

19.                               ASSIGNMENT

This Agreement may not be assigned by (a) the Funds without the written consent of the Service Provider or (b) the Service Provider without the written consent of the Funds, except that the Service Provider may assign this Agreement to a successor of all or a substantial portion of its business, or to an affiliate of the Service Provider.

20.                               SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Funds and the Service Provider and their respective successors and permitted assigns.

21.                               DATA PROTECTION

The Service Provider shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of each Fund’s shareholders, employees, directors and/or officers that the Service Provider receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder.  For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account.  Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

22.                               ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

23.                               WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy.  Any waiver must be in writing signed by the waiving party.

24.                               SEVERABILITY

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

25.                               GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.

26.                               REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

27.                               PERSONAL LIABILITY

A copy of the Declaration of Trust or other organizational document of each Fund that is organized as a Massachusetts business trust is on file with the Secretary of the Commonwealth of Massachusetts.  Notice is hereby given that this Agreement is not executed on behalf of the members of the Board of Trustees (the “Trustees”) of any Fund as individuals and references to the Trustees  of a Fund refer to the Trustees collectively as trustees, but not individually or personally; and no Trustee, shareholder, officer, employee or agent of a Fund may be held to any personal liability, nor may resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with affairs of a Fund, but the applicable Fund(s) property only shall be liable.

28.                               COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement.  Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

VOYA PRIME RATE TRUST

By:	/s/ Todd Modic
Name:	Todd Modic
Title:	Senior Vice President

VOYA SENIOR INCOME FUND

By:	/s/ Todd Modic
Name:	Todd Modic
Title:	Senior Vice President

VOYA FUNDS TRUST
On behalf of its series Voya Floating Rate Fund

By:	/s/ Todd Modic
Name:	Todd Modic
Title:	Senior Vice President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

SERVICE AGREEMENT

SCHEDULE A

Listing of Fund(s)

VOYA PRIME RATE TRUST

VOYA SENIOR INCOME FUND

VOYA FUNDS TRUST, on behalf of its series, VOYA FLOATING RATE FUND

A-1

SERVICE AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.                                                                Fund Administration Form N-PORT and Form N-CEN Support Services as described in Schedule B6 attached hereto

Schedule B6

Fund Administration Form N-PORT (the “Form N-PORT Services”) and Form N-CEN (the “Form N-CEN Services”) Support Services (collectively, and for purposes of this Schedule B6, the “Services”)

I.                                        The Services.

(a)                                 Standard N-PORT and N-CEN Reporting Solution (Data and Filing):

•                  Subject to the receipt of all required data, documentation, assumptions, information and assistance from the Funds (including from any third parties with whom the Funds will need to coordinate in order to produce such data, documentation, and information), Service Provider will use required data, documentation, assumptions, information and assistance from the Funds, Service Provider’s internal systems and, in the case of Trusts not administered by Service Provider or its affiliates, third party Fund service providers or other data providers, including but not limited to Third Party Data (as defined below)  (collectively, the “Required Data”) to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations and prepare, as applicable: (i) a monthly draft Form N-PORT standard template for review and approval by the Funds; and (ii) annual updates of Form N-CEN for review and approval by the Funds.

•                  Each Fund acknowledges and agrees that it will be responsible for reviewing and approving each such draft N-PORT template and N-CEN update.

•                  Following review and final approval by the Funds of each such draft Form N-PORT template and N-CEN update, and at the direction of and on behalf of each Fund, Service Provider will (i) produce an .XML formatted file of the completed Form N-PORT and Form N-CEN and maintain a record thereof in accordance with this Agreement and (ii) when required, electronically submit such filing to the SEC.

The Form N-PORT Services will be provided to each series (each, a “Series”) of the Funds(s) as set forth in the attached Annex 1, which shall be executed by Service Provider and the Funds(s).  The Form N-CEN Services will be provided to each Fund as set forth in the attached Annex 1.  Annex 1 may be updated from time to time upon the written request of the Funds and by virtue of an updated Annex 1 that is signed by all parties.

(b)                                 Quarterly Portfolio of Investments Services:   [Not Applicable.]

(c)                                  Liquidity Risk Measurement Services:   [Not Applicable.]

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II.                                   Fund Duties, Representations and Covenants in Connection the Services.

The provision of the Services to each Fund by Service Provider is subject to the following terms and conditions:

1.                                      The Parties acknowledge and agree on the following matters:

The Services depend, directly or indirectly, on: (i) Required Data and (ii) information concerning the Funds or their affiliates or any trust, pooled vehicle, security or other investment or Series regarding which the Funds or its affiliates provide services or is otherwise associated (“Fund Entities”) that is generated or aggregated by Service Provider in connection with services performed on each Fund’s behalf or otherwise prepared by Service Provider (“Service Provider Data,” together with Required Data, “Data”).  Service Provider’s obligations, responsibilities and liabilities with respect to any Service Provider Data used in connection with other services received by the Funds shall be as provided in such respective other agreements between Service Provider and the Funds relating to such other services (e.g., administration and/or custody services, etc.) from which the Service Provider Data is derived or sourced (“Other Trust Agreements”).  Nothing in this Agreement or any service schedule(s) shall limit or modify Service Provider’s obligations to the Funds under the Other Trust Agreements.

In connection with the provision of the Services by Service Provider, each Fund acknowledges and agrees that it will be responsible for providing Service Provider with any information requested by Service Provider, including, but not limited to, the following:

(A) Arranging for the regular provision of all Required Data and related information to Service Provider, in formats compatible with Service Provider-provided data templates including, without limitation, Required Data and the information and assumptions required by Service Provider in connection with a Fund reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by Service Provider, in its discretion (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by Service Provider for such purposes from time to time, for all Funds receiving under services under this Agreement, including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by the Funds), including, without limitation, arranging for the provision of data from third party service providers, prime brokers, custodians, the Funds, their affiliates, and other relevant parties by instruction to the third party from the Funds, or as otherwise required by the third party.  If and to the extent that Fund data is already accessible to Service Provider (or any of its affiliates) in its capacity as Service Provider to one or more Funds, Service Provider and the Funds will agree on the scope of the information to be extracted from Service Provider’s or any of its affiliate’s systems for purposes of Service Provider’s provision of the Services, subject to the discretion of Service Provider, and Service Provider is hereby expressly authorized to use any such information as necessary in connection with providing the Service, hereunder; and

(B) Providing all required information and assumptions not otherwise included in Fund data and assumptions provided pursuant to Section 1(A) above, including but not limited

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to the Required Data, as may be required in order for Service Provider to provide the Services.

The following are examples of certain types of information that each Fund is likely to be required to provide pursuant to Sections 1(A) and 1(B) above, and each Fund hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to change as a result of any amendments to Form N-PORT and Form N-CEN:

•                  SEC filing classification of the Funds and/or Series (i.e., small or large filer);

•                  Identification of any data sourced from third parties;

•                  Identification of any securities reported as Miscellaneous; and

•                  Any Explanatory Notes included in N-PORT Section E.

2.                                      Each Fund acknowledges that it has provided to Service Provider all material assumptions used by the Funds or that are expected to be used by the Funds in connection with the completion of Form N-PORT and Form N-CEN, and that it has approved all material assumptions used by Service Provider in the provision of the Services prior to the first use of the Services.  The Funds will also be responsible for promptly notifying Service Provider of any changes in any such material assumptions previously notified to Service Provider by the Funds or otherwise previously approved by the Funds in connection with Service Provider’s provision of the Services.  Each of the Funds acknowledges that the completion of Form N-PORT and Form N-CEN, and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following:

•                  Investment classification of positions;

•                  Assumptions necessary in converting data extracts;

•                  General operational and process assumptions used by Service Provider in performing the Services; and

•                  Assumptions specific to the Funds and/or Series.

Each Fund hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Funds (and/or Service Provider on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.

3.                                      Each Fund acknowledges and agrees on the following matters:

(A)                               It has independently reviewed the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and each Fund has determined that the Services are suitable for its purposes.  Service Provider makes no representation or warranty with respect to the foregoing.

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(B)                               It assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.  Service Provider is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this Agreement, the Services are of general application and Service Provider is not providing any customization, guidance, or recommendations. Where a Fund uses Services to comply with any law, regulation, agreement, or other Trust obligation, Service Provider makes no representation that any Service complies with such law, regulation, agreement, or other obligation, and Service Provider has no obligation of compliance with respect thereto.

(C)                               It may use the Services and any reports, charts, graphs, data, analyses and other results generated by Service Provider in connection with the Services and provided by Service Provider to the Funds (“Materials”) (a) for the internal business purpose of the Funds relating to the applicable Service or (b) for submission to the U.S. Securities and Exchange Commission, as required, of a Form N-PORT template and a Form N-CEN update.  A Fund may also redistribute the Materials, or an excerpted portion thereof, to its investment managers, investment advisers, agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with such Fund (each a “Permitted Person”); provided, however, (i) the Funds may not charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to marked or index data (“Third Party Data”) contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent the relevant Fund has separate license rights with respect to the use of such Third Party Data, or (iii) the Funds may not use the Services or Materials in any way to compete or enable any third party to compete with Service Provider.  No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.

Except as expressly provided in this Section 3(C), none of the Funds, nor any of their affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in the Funds, or any Fund Entity (as defined below) or any Permitted Persons (collectively, including the Funds, “Fund Parties”), may directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose, display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any Service Provider Data) or Third Party Data contained therein, except with respect to Third Party Data to the extent the disclosing Fund has separate license rights with respect to the use of such Third Party Data).  Without limitation, Fund Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party,

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including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement.

(D)                               The Funds shall limit the access and use of the Services and the Materials by any Fund Parties to a need-to-know basis and, in connection with its obligations under this Agreement, the Funds shall be responsible and liable for all acts and omissions of any Fund Parties.

(E)                                The Services, the Materials and all confidential information of Service Provider (as confidential information is defined in the Agreement and other than Third Party Data and Fund Data), are the sole property of Service Provider.  No Fund has any rights or interests with respect to all or any part of the Services, the Materials or the Service Provider confidential information, other than its use and redistribution rights expressly set forth in Section 3(C) herein.  Each Fund automatically and irrevocably assigns to Service Provider any right, title or interest that it has, or may be deemed to have, in the Services, the Materials or the Service Provider confidential information, including, for the avoidance of doubt and without limitation, any Fund Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with Service Provider (collectively, “Feedback”) and the Service Provider Parties shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate the Funds.

(F)                                 Service Provider may rely on Data used in connection with the Services without independent verification.  Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.

[Remainder of Page Intentionally Left Blank]

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ANNEX I

THE VOYA FUNDS

Further to the Services Agreement dated as of February 12, 2018, between Voya Prime Rate Trust, Voya Senior Income Fund and Voya Floating Rate Fund (the “Funds”), and State Street Bank and Trust Company (“Service Provider”), the Funds and Service Provider mutually agree to update this Annex 1 by adding/removing Funds/Series as applicable:

N-PORT Services	Service Type
VOYA PRIME RATE TRUST VOYA SENIOR INCOME FUND	Standard N-PORT and N-CEN Reporting Solution (Data and Filing)
VOYA FUNDS TRUST	Standard N-PORT and N-CEN Reporting Solution (Data and Filing)
Voya Floating Rate Fund

N-CEN Services
VOYA PRIME RATE TRUST
VOYA SENIOR INCOME FUND
VOYA FUNDS TRUST

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IN WITNESS WHEREOF, the undersigned, by their authorized representatives, have executed this Annex 1 as of the last signature date set forth below.

VOYA PRIME RATE TRUST

By:	/s/ Todd Modic
Name:	Todd Modic
Title:	Senior Vice President
Date:	02/12/18

VOYA SENIOR INCOME FUND

By:	/s/ Todd Modic
Name:	Todd Modic
Title:	Senior Vice President
Date:	02/12/18

VOYA FUNDS TRUST
On behalf of its series Voya Floating Rate Fund

By:	/s/ Todd Modic
Name:	Todd Modic
Title:	Senior Vice President
Date:	02/12/18

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President
Date:

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